EXHIBIT 99.1
September 29, 2010

Eagle Rock Energy Announces Patrick Giroir as Senior Vice President, Midstream Business

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced that Patrick Giroir has been appointed to the position of Senior Vice President, Midstream Business effective September 30, 2010.

Mr. Giroir served as Executive Vice President and Chief Commercial Officer – Gathering, Processing and Transport for Regency Energy Partners, LP from 2008 to 2010, during which time he led all commercial efforts and directed organic growth projects totaling over $1 billion.  In this role, Pat led the effort to develop the Haynesville Expansion Project of the Regency Intrastate Gas System and to secure and manage the joint venture partnership.  Previously, Mr. Giroir served as a Vice President overseeing development and planning within CenterPoint Energy’s pipeline operations from 2003 to 2008.  Prior to joining CenterPoint, Mr. Giroir held managerial positions with El Paso Corporation and Tenneco, Inc.

“We are very excited to welcome Pat to the Eagle Rock executive team,” said Joseph A. Mills, Chairman and Chief Executive Officer of Eagle Rock.  “Pat brings a wealth of experience in the midstream sector.  He has effectively managed large organizations and originated successful growth projects throughout his career.  I am confident Pat will be a great asset to the already strong management team as the Partnership continues to focus on customer service and accretive growth.”

Mr. Giroir holds a Bachelor of Business Administration from Washington State University and a Master of Business Administration from Tulane University.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Senior Financial Analyst